                                                                   EXHIBIT 10.28

                                                                  EXECUTION COPY

    STOCKHOLDERS AGREEMENT (THIS "AGREEMENT") DATED AS OF AUGUST 15, 1997.



BY AND AMONG:                           VPC CORPORATION, a Delaware corporation

                                        ("VPC");


AND:                                    CAPITAL COMMUNICATIONS CDPQ INC., a
                                        Quebec company

                                        ("CDPQ");


AND:                                    OPTEL, INC., a Delaware corporation
                                        (the "Corporation").


     WHEREAS, as of the date hereof and after Vanguard's exercise in full of the Vanguard Option, VPC owns of record and beneficially (i) 1,923,977 shares of Class B Stock which represents approximately 74.62% of the issued and outstanding shares of Common Stock and approximately 81.75% of the issued and outstanding shares of Voting Common Stock and (ii) Convertible Notes having an outstanding balance (including principal and accrued interest) of approximately $128,145,213 as of July 31, 1997 (the "Convertible Notes Outstanding Balance");

     WHEREAS, as of June 27, 1997, Vanguard and CDPQ entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which CDPQ is purchasing all of Vanguard's equity interest in the Corporation which consists of 429,521 shares of Class B Stock and represents approximately 16.66% of the issued and outstanding shares of Common Stock and approximately 18.25% of the issued and outstanding shares of Voting Common Stock;

     WHEREAS, it is a condition precedent to CDPQ's consummation of the transactions contemplated by the Stock Purchase Agreement that each of the parties hereto enter into this Agreement; and

     In consideration of the foregoing recitals, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
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1.  CONSTRUCTION.


    1.1  Definitions. As used herein:

         1.1.1 "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         1.1.2 "Alternative Strategic Investment" means (i) a one time issuance (the "alternative original issuance") by the Corporation to a single alternative strategic investor (i.e., any issuance of securities by the Corporation to any other alternative strategic investor shall not qualify as an "Alternative Strategic Investment" hereunder) which is not an Affiliate of VPC or Videotron of shares of Common Stock at a price which is not less than $82.18 per share (which is the price per share paid by CDPQ pursuant to the Stock Purchase Agreement), such number to be appropriately adjusted for any stock split, reverse stock split, stock dividend or other subdivision or combination of Common Stock after the date hereof and (ii) a subsequent issuance, which meets the requirements of the alternative original issuance, if such subsequent issuance is pursuant to obligations incurred by, or the exercise of options, warrants or rights issued or granted to the alternative strategic investor at the time of the alternative original issuance. For purposes of this Agreement, a "single alternative strategic investor" shall be the operator of a business (or a group of such operators acting as a consortium) which is not a single strategic investor for purposes of Section 1.1.25 and shall not be a financial institution or a passive investor.

                1.1.3  "Board" means the Board of Directors of the Corporation.

                1.1.4 "CDPQ Shares" means all Stockholder Shares held directly or indirectly by CDPQ.

                1.1.5 "Class A Stock" means the Class A Common Stock, par value $.01 per share, of the Corporation.

                1.1.6 "Class B Stock" means the Class B Common Stock, par value $.01 per share, of the Corporation.

                1.1.7 "Class C Stock" means the Class C Common Stock, par value $.01 per share, of the Corporation.

                1.1.8 "Cole Warrant" means an option or warrant to be issued to Rory Cole, a former officer of the Corporation, to purchase not more than 9406.36 shares of Class A Stock at an exercise price of $74.42 per share, subject to adjustment.

                1.1.9 "Common Stock" means the Class A Stock, the Class B Stock the Class C Stock or other common stock of the Corporation.

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                1.1.10  "Convertible Notes" means the Corporation's 15%
                        convertible subordinated promissory notes issued or to be issued to VPC and all notes issued directly or indirectly in replacement of, substitution for or as interest on any such note in whole or in part. For purposes of this Agreement, whenever a calculation of the Common Stock or other common equity of the Corporation on a fully diluted basis is required, the Convertible Notes shall be deemed to be convertible into a number of shares of Common Stock or other common equity, as the case may be, using the assumption set forth in the definition of "Stockholder Shares" hereunder.

                1.1.11 "Corporation Shares" means all issued and outstanding shares of capital stock of the Corporation (including the Common Stock and any preferred stock) and all rights to acquire any capital stock of the Corporation (including the rights contained in the Convertible Notes).

                1.1.12 "Director" means any member of the Board or a Sub Board, as the context requires.

                1.1.13 "Hecht Warrant" means the Warrant Agreement dated as of July 3, 1997 granted by the Corporation to Gordon Hecht pursuant to which Gordon Hecht has the right to purchase up to 728.86 share of Class A Stock at an exercise price of $85.75 per share, subject to adjustment.

                1.1.14 "Indenture" means the Indenture dated as of February 14, 1997 between the Corporation and U.S. Trust Company of Texas, N.A., as trustee and as escrow agent as such Indenture is in effect on the date hereof.

                1.1.15 "IPO Date" means the first date on which the Corporation receives the net proceeds of a Public Offering.

                1.1.16 "Kofalt Warrant" means the Warrant Agreement dated as of
                        September 1, 1996 granted by the Corporation to James A. Kofalt pursuant to which James A. Kofalt has the right to purchase up to 24,992 shares of Class A Stock at an exercise price of $53.55 per share, subject to adjustment.

                1.1.17 "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                1.1.18 "Public Offering" means any sale of shares of Voting Common Stock to the public pursuant to an offering registered under the Securities Act, if immediately thereafter such Voting Common Stock is listed on a national securities exchange or quoted on the NASDAQ National Market System.

                1.1.19  "Repayment Date" has the meaning set forth in Exhibit A.
                                                                      ---------

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                1.1.20  "SEC" means the Securities and Exchange Commission.

                1.1.21 "Securities Act" means the Securities Act of 1933, as amended.

                1.1.22  "Stockholder" means any of the Stockholders.

                1.1.23 "Stockholder Shares" means (i) any Common Stock held, directly or indirectly, by the Stockholders, including without limitation any Common Stock issued or issuable upon conversion of the Convertible Notes (assuming a conversion price of $83.38), whether or not the Convertible Notes are at the time convertible in accordance with their terms, and (ii) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in clause (i) above by way of any stock split, reverse stock split, stock dividend or other subdivision or combination.

                1.1.24  "Stockholders" mean collectively VPC and CDPQ.

                1.1.25 "Strategic Investment" means (i) a one time issuance (the "original issuance") by the Corporation to a single strategic investor (i.e., any issuance of securities by the Corporation to any other strategic investor shall not qualify as a "Strategic Investment" hereunder) which is not an Affiliate of VPC or Videotron of shares of Common Stock at a price which is not less than $82.18 per share (which is the price per share paid by CDPQ pursuant to the Stock Purchase Agreement), such number to be appropriately adjusted for any stock split, reverse stock split, stock dividend or other subdivision or combination of Common Stock after the date hereof and
                        (ii) a subsequent issuance, which meets the requirements of the original issuance, if such subsequent issuance is pursuant to obligations incurred by, or the exercise of options, warrants or rights issued or granted to the strategic investor at the time of the original issuance. For purposes of this Agreement, a "single strategic investor" shall mean (a) any company (or a group of such companies acting as a consortium) which is engaged principally in a Cable/Telecommunications Business (as defined in the Indenture as in effect on the date hereof) and which has a rating from Moody's of Baa3 (or the equivalent thereof) or higher or from S&P of BBB- (or the equivalent thereof) or higher or (b) any controlled Affiliate of such company or consortium referred to in the preceding clause (a).

                1.1.26 "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, association or other business entity, a majority of the total voting power of securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company or partnership, a majority of the partnership or other similar ownership interest thereof is at the time owned

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                        or controlled, directly or indirectly, by any Person or
                        one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company or partnership if such Person or Persons shall control any managing member or general partner of such limited liability company or partnership.

                1.1.27 "Transfer" as to any security means any sale, exchange, assignment, the creation of any option or right to purchase, security interest or other encumbrance, and any other disposition of any kind, whether voluntary or involuntary, affecting title to, possession of or voting rights in respect of such security, or any interest therein.

                1.1.28 "Vanguard" means Vanguard Communications, L.P., a California limited partnership.

                1.1.29 "Vanguard Option" means the Option dated August 1, 1996 granted by the Corporation to Vanguard.

                1.1.30 "Videotron" means Le Groupe Videotron Ltee, a Quebec corporation that is the indirect ultimate parent of VPC.

                1.1.31 "VPC Shares" means all Stockholder Shares held directly or indirectly by VPC.

                1.1.32 "Voting Common Stock" means the Class A Stock and the Class B Stock.

                1.1.33 "Voting Ratio" means, as to a Stockholder at the time of determination, the percentage obtained by dividing the number of votes to which such Stockholder and its Affiliates are entitled with respect to the number of shares of Voting Common Stock held by such Stockholder and its Affiliates on a fully-diluted basis at such time by the aggregate number of votes to which all holders of Voting Common Stock are entitled with respect to all of the shares of Voting Common Stock held by all such holders of Voting Common Stock on a fully-diluted basis, in each case, assuming all holders of then outstanding warrants, options and convertible securities of the Corporation which are in the money had converted such convertible securities or exercised such warrants or options immediately prior to such time. For purposes of this Section 1.1.33, the Convertible Notes shall be deemed at all times to be "in the money".

           1.2 Interpretation. When the context in which words are used in this Agreement indicates that such is the intent, singular words include the plural and vice versa. References herein to Sections, Exhibits or Schedules are to the appropriate sections, exhibits or schedules of this Agreement unless otherwise expressly so stated. The words "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, Exhibit, Schedule or

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          other subdivision. All Schedules and Exhibits attached hereto are incorporated herein by reference and are deemed a part hereof.

2.   DIRECTORS


     2.1 Voting for Directors. The Corporation agrees to take all required actions and each Stockholder agrees to vote all Corporation Shares now or hereafter owned by it, at any regular or special meeting of stockholders called for the purpose of, or shall otherwise consent to, the election to the Board of the Person or Persons designated pursuant to Section 2.2 ("Designee" or the "Designees") and to take all other required or requested actions so that at all times the provisions of
          Section 2.2 are complied with.

     2.2  Designees

          2.2.1 For so long as CDPQ's Voting Ratio is at least 5%, CDPQ shall be entitled to designate a number of Designees which shall result in such Designees representation on the Board being at least as great as CDPQ's Voting Ratio, but in no event shall CDPQ have less than one (1) Designee. VPC shall be entitled to designate a number of Designees which shall result in such Designees representation on the Board being as close as possible (after CDPQ designates its Designees) to VPC's Voting Ratio.

          2.2.2 The right granted to CDPQ under Section 2.2.1 is in temporary substitute of all rights to designate Directors with respect to the Corporation and its Subsidiaries that are held by Caisse de depot et placement du Quebec ("Caisse") under the Consolidated Agreement (the "Consolidated Agreement") dated as of May 10, 1995 among Caisse, Andre Chagnon and Sojecci Ltee. By separate agreement being executed concurrently herewith, such rights under the Consolidated Agreement have been suspended for so long as the right of CDPQ under Section 2.2.1 remains in effect.

          2.2.3 The composition of the board of directors or similar governing board of each of the Corporation's Subsidiaries (a "Sub Board") shall be subject to determination in the same manner as that of the Board.

          2.2.4 Any committees of the Board or a Sub Board shall be created only upon the approval of a majority of the Directors, and the number of Directors which have been designated by CDPQ on any such committee shall be proportionately equivalent to the number of such Directors on the Board or Sub Board, as the case may be, which have been designated by CDPQ; provided, that so
                                                             --------
                 long as CDPQ's Voting Ratio is at least 5%, CDPQ shall be entitled to name at least one Designee to every committee of the Board and any Sub Board.

     2.3 Substitution. If any Designee designated by either Stockholder shall be unable or unwilling to serve on the Board or any Sub Board or any committee thereof, or shall

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          resign or be removed therefrom, the Stockholder which designated such
          Designee shall be entitled (if such Stockholder would then be entitled to designate such Designee pursuant to Section 2.2.1) to designate a replacement who then shall be a Designee for purposes of this Agreement.

     2.4 Removal. Each Stockholder at the written request of the other Stockholder shall vote all Corporation Shares now or hereafter owned by it, at any regular or special meeting of stockholders called for the purpose of, or shall otherwise consent to, the removal from the Board, any Sub Board or any committee thereof, of any Designee designated by the other Stockholder, whether such removal is with or without cause.

     2.5  Meetings and Actions of the  Board and each Sub Board

          2.5.1 Meetings of the Board and each Sub Board shall be held in accordance with the applicable corporation's bylaws.

          2.5.2 A simple majority of the Board shall constitute a quorum for the transaction of any business at a meeting of the Board; provided that proper prior notice of such meeting has been delivered to or waived in writing by each member of the Board (or any member who has not received such notice or executed such a waiver is present at such meeting). A simple majority of a Sub Board shall constitute a quorum for the transaction of any business at a meeting of such Sub Board; provided that proper prior notice of such meeting has been delivered to or waived in writing by each member of such Sub Board (or any member who has not received such notice or executed such a waiver is present at such meeting).

          2.5.3 The affirmative vote of a simple majority of the directors present at a meeting at which a quorum is present, or a unanimous written consent without a meeting, shall be sufficient to effect Board or Sub Board action with respect to any matter.

          2.5.4  The Board shall meet at least quarterly.

          2.5.5 The Stockholders shall take or cause to be taken any and all actions which may be necessary or desirable and proper to carry out the provisions of this Section 2.5.

     2.6  Decisions Requiring Prior Stockholder Approval

          2.6.1 Actions and decisions concerning the conduct of the business and internal affairs of the Corporation and its Subsidiaries regarding any of the matters mentioned in Exhibit A hereto
                                                           ---------
                 shall not be undertaken or decided, as the case may be, unless the subject to be dealt with has been specifically disclosed in reasonable detail in a notice previously sent by, the Corporation to CDPQ, and only to the extent that such action or decision is approved by CDPQ in writing. In the event that the Corporation gives notice of any proposed such

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                 action or decision in accordance with the preceding sentence and such notice expressly requests CDPQ's written approval thereof, then if CDPQ fails, within twenty (20) days after CDPQ's receipt of such notice, to give written notice to the Corporation stating that CDPQ does not approve such action or decision or stating the extent to which CDPQ does not approve such action or decision, CDPQ shall be deemed to have given its written approval of such action or decision.

          2.6.2 If the Corporation consummates a Public Offering or if CDPQ and its Affiliates cease to own any Corporation Shares, Section
                 2.6.1 shall become null and void.

          2.6.3 By separate agreement being executed concurrently herewith, Caisse has agreed that the right granted to CDPQ in Section
                 2.6.1 amends and supersedes the rights of Caisse contained in
                 Section 3 of the Consolidated Agreement insofar as such rights of Caisse concern the Corporation and any Subsidiary thereof.

          2.6.4 The Stockholders shall take or cause to be taken any and all actions which may be necessary or desirable and proper to carry out the provisions of this Section 2.6.

     2.7  Covenants by VPC.

          2.7.1 VPC hereby covenants that it will use its reasonable best efforts to cause the Corporation not to enter into any Affiliate Transactions (as such term is defined in the Indenture as of the date hereof whether or not such Indenture remains in effect) except in accordance with and as permitted by the Indenture.

          2.7.2 VPC hereby covenants that it will and that it will cause the Corporation to notify CDPQ at least five (5) business days prior to the grant by either VPC or the Corporation to any other holder of Corporation Shares (whether such shares are issued before or after the date hereof including any issuance of Corporation Shares pursuant to a Strategic Investment or an Alternative Strategic Investment) of any rights or privileges which are of the type granted to CDPQ pursuant to Sections 6.1,
                 6.2 and 10, as they may be amended from time to time (the "CDPQ Rights"), and such notice shall include a reasonable description of the rights or privileges to be granted to such other holder (the "Proposed Rights"). If, within 30 days after CDPQ's receipt of such notice, CDPQ determines, in its sole discretion acting reasonably, that any of the Proposed Rights are more advantageous to such other holder than the CDPQ Rights then held by CDPQ and so notifies VPC, then VPC hereby covenants that it will and it will cause the Corporation to amend the CDPQ Rights then held by CDPQ to conform to the Proposed Rights either (i) contemporaneously with the actual grant of the Proposed Rights to such other holder or (ii) as soon as reasonably possible after the actual grant of the

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                 Proposed Rights to such other holder, provided that such
                 amendment shall be deemed to be effective as of the time of such actual grant of the Proposed Rights to such other holder. The CDPQ Rights in force at any time under any of Sections
                 6.1, 6.2 and 10 shall cease to be CDPQ Rights and shall not be subject to modification pursuant to this Section 2.7.2 from and after such time, if ever, as the provisions of Section 6.1, 6.2 or 10 cease to be effective or shall be terminated in accordance with the provisions hereof.

          2.7.3 VPC acknowledges that it no longer has any right to receive an annual $350,000 management fee from the Corporation or any of its Subsidiaries pursuant to any agreement or arrangement in force at or prior to the date hereof. Except as listed on Exhibit B-1 hereto, none of VPC, Videotron or any of their
                 -----------
                 respective Affiliates (collectively, the "VPC Affiliates") provides any services to or has any other contractual relationship (whether written or oral) (the "Related Party Services") with the Corporation or any of its Subsidiaries. After the date hereof, except pursuant to approval of the Board and in compliance with Section 2.7.1, the VPC Affiliates shall not provide any services to the Corporation or any of its Subsidiaries for a fee or enter into any other contractual relationship (whether oral or written) with the Corporation or any of its Subsidiaries other than the Related Party Services, and the VPC Affiliates shall only provide the Related Party Services to the Corporation and its Subsidiaries pursuant to the terms described on Exhibit B-2 hereto.
                                        -----------

          2.7.4 If at any time VPC makes use of any of the Corporation's and its Subsidiaries' tax losses or credits (whether by carry-over, carry-back or otherwise) (collectively "Tax Items") for any fiscal year ending subsequent to the fiscal year ending August 31, 1997, VPC hereby agrees to fully compensate the Corporation, at the end of any such fiscal year, as provided in Exhibit C.
                 ---------

          2.7.5 Neither VPC nor any of its Affiliates shall at any time convert any of the Convertible Notes for a conversion price less than $82.18 for each share of Common Stock (such number to be appropriately adjusted for any stock split, reverse stock split, stock dividend or other subdivision or combination of Common Stock after the date hereof).

     2.8 Representations and Warranties by VPC. VPC represents and warrants to CDPQ that (i) neither VPC nor any of its Affiliates is bound by any contractual provision (other than the provisions of this Agreement, the Consolidated Agreement and financial covenants and similar financial restrictions contained in instruments governing indebtedness for borrowed money and provisions of agreements entered into by the Corporation and its Subsidiaries in the ordinary course of business) in favor of any other Person which restricts the ability of the Corporation and its Subsidiaries to freely engage in the business of acquiring, developing and operating cable television systems and telecommunications services in the United States (a "Restrictive Covenant") and (ii) in particular, and without limitation of clause
          (i), neither the Corporation nor any of its Subsidiaries is bound by any provision in the

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          nature of a Restrictive Covenant with VPC or any of VPC's Affiliates or Subsidiaries that are not also Subsidiaries of the Corporation or which is enforceable by or for the benefit of VPC or any of VPC's Affiliates or Subsidiaries that are not also Subsidiaries of the Corporation. CDPQ acknowledges that an Affiliate of VPC holds an interest in Wireless Holdings Inc. and Videotron (Bay Area) Inc. and VPC holds an interest in County Cable Corp.

     2.9 Supervoting and Preemptive Rights. If in connection with (i) a Public Offering, (ii) the first to occur of a Strategic Investment or an Alternative Strategic Investment, or (iii) an amalgamation or merger of the Corporation, VPC determines that it would be in the Corporation's best interests that the supervoting rights of the Series B Stock be terminated or that the preemptive rights granted pursuant to Sections 8.1 through 8.3 be waived with respect to such transaction, CDPQ shall promptly cooperate with VPC in taking all actions necessary to terminate such supervoting rights and/or waive such preemptive rights, provided that CDPQ and VPC are treated in the same manner (including the receipt of any consideration) by such termination or waiver (except for differences based solely on the magnitude of CDPQ's and VPC's relative ownership interests in the Corporation). In particular and without limitation of the foregoing, VPC and CDPQ each agrees that it will waive all such preemptive rights with respect to a Strategic Investment and will promptly execute an appropriate acknowledgment of such waiver as may be required or appropriate in connection with a Strategic Investment.

    2.10 Early Conversion of Convertible Notes. CDPQ hereby consents to and agrees that, on one occasion at or prior to March 31, 1998, VPC may convert the minimum portion of the Convertible Notes necessary so that VPC will be entitled to include the Corporation and its Subsidiaries in VPC's consolidated income tax return for U.S. Federal Income Tax reporting purposes from the time of such conversion, as determined on the assumption that, without duplication, all outstanding options, warrants and other rights (other than those held by VPC or CDPQ) to acquire Common Stock from the Corporation or issuable pursuant to the Corporation's Incentive Stock Option Plan as in effect on the date hereof (which Plan has not been amended between February 7, 1997 and the date hereof) were then exercised, provided that such conversion
                                                --------
          complies with the requirements of the Indenture and the conversion price is not less than the greater of (i) $82.18 per share of Common Stock (such number to be appropriately adjusted for any stock split, reverse stock split, stock dividend or other subdivision or combination of Common Stock after the date hereof) or (ii) the price per share of Common Stock received by the Corporation in connection with any Strategic Investment or Alternative Strategic Investment which has been agreed to prior to such conversion (such number to be appropriately adjusted for any stock split, reverse stock split, stock dividend or other subdivision or combination of Common Stock after the date of such agreement).

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3.  AVAILABILITY OF FINANCIAL STATEMENTS UNDER CERTAIN CIRCUMSTANCES


    3.1 During the period beginning on the date hereof and ending on the IPO Date, the Corporation shall deliver to each Stockholder the following information:

         3.1.1 Within 45 days after the last day of each fiscal quarter, unaudited consolidated quarterly financial statements of the Corporation, including a consolidated balance sheet and consolidated statements of income and cash flow, and, to the extent they are regularly prepared, the individual unaudited quarterly financial statements of each of its Subsidiaries, including a balance sheet and statements of income and cash flow;

         3.1.2 Within 120 days after the last day of the Corporation's fiscal year, audited consolidated financial statements of the Corporation, including a consolidated balance sheet and consolidated statements of income and cash flow; to the extent they are regularly prepared, the individual audited financial statements of each of its Subsidiaries, including a balance sheet and statements of income and cash flow; and the report, if any, on such financial statements by the independent auditors engaged by the Corporation to audit such financial statements; and

         3.1.3  Within a reasonable period of time, a copy of any document sent
                (i) to any Director, in his capacity as a Director, and (ii) to any member of a committee of the Board or any Sub Board, in his capacity as a member of such committee, subject, however, to applicable requirements of confidentiality and provided that the Corporation shall not be required to provide any such copy if it is advised by its counsel that doing so would waive the attorney-client privilege or any other applicable legal right or privilege.

    3.2 All financial statements delivered pursuant to Section 3.1 shall be prepared in accordance with generally accepted accounting principles consistently applied, and shall fairly present the financial condition, assets, liabilities, results of operations and cash flow of the Corporation and its consolidated Subsidiaries, subject in the case of quarterly statements to the omission of certain footnotes and year end adjustments.

4.  CONSTITUENT DOCUMENTS AND LIABILITY INSURANCE


    The Stockholders shall take or cause to be taken all necessary actions to cause the certificate of incorporation and bylaws of the Corporation to contain the most favorable provisions in respect of indemnification and director exculpation permitted under the Delaware General Corporation Law. CDPQ acknowledges and agrees that such certificate of incorporation and bylaws of the Corporation as in force on the date hereof comply with the foregoing requirement. The Stockholders shall take or cause to be taken all necessary actions to cause the applicable organizational documents of each Subsidiary of the Corporation for which any Designee is designated by CDPQ to contain the most favorable provisions in respect of indemnification and director (or any similar position) exculpation permitted under the laws of the jurisdiction of its incorporation or other creation. The Stockholders shall be entitled at all times to rely on the advice of legal counsel in satisfying their obligations with respect to the foregoing requirements. The Corporation shall maintain and shall maintain on behalf of its Subsidiaries customary officers and directors liability insurance coverage. CDPQ acknowledges and agrees that the provision of such coverage through policies maintained by Videotron as in force on the date hereof is sufficient for such purpose.

5.  TRANSFERABILITY OF STOCKHOLDER SHARES

    5.1 Transfer in Violation of this Agreement. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be null and void, and the Corporation shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

    5.2  Transfer of Stockholder Shares.

         5.2.1 Stockholder Shares are transferable only pursuant to (i) public offerings registered under the Securities Act, (ii) Section 9 and 10, (iii) subject to the provisions of Section 6, transactions under Rule 144 or Rule 144A (or any similar rule or rules then in effect) of the SEC if such rule is available, (iv) subject to Sections 5.2.2, 6 and 7, any other legally available means of Transfer to any Person that is not an Affiliate of the transferor, (v) subject to Section 5.3, Transfers by CDPQ to any of its Affiliates, and (vi) subject to Section 5.4, Transfers by VPC to any of its wholly-owned Subsidiaries or to any wholly-owned Subsidiary of Videotron.

         5.2.2 In connection with the proposed Transfer of any Stockholder Shares described in clause (iv) of Section 5.2.1, the holder thereof shall deliver written notice to the Corporation describing in reasonable detail the proposed Transfer, together with an opinion of counsel reasonably acceptable to the Corporation to the effect that such proposed Transfer of Stockholder Shares may be effected without registration of such Stockholder Shares under the Securities Act. In addition, if the holder of the Stockholder Shares delivers to the Corporation an opinion of counsel reasonably acceptable to the Corporation that no subsequent Transfer of such Stockholder Shares shall require registration under the Securities Act, the Corporation shall promptly upon such proposed Transfer deliver new certificates for such Stockholder Shares which do not bear the securities legend set forth in Section 11. If the Corporation is required to deliver new certificates for such Stockholder Shares bearing such legend, the holder thereof shall not consummate a Transfer of the same until the prospective transferee has confirmed to the Corporation in writing its agreement to be bound by the conditions contained in this Section 5.2.2 and Section 11.

         5.2.3 Upon the request of a holder of Stockholder Shares, the Corporation shall promptly supply to such Person or its prospective transferees all information regarding the Corporation required to be delivered by an issuer pursuant to paragraph (d)(4)(i) of Rule 144A of the SEC in connection with a Transfer pursuant to Rule 144A (or comparable information under any similar rule or rules then in effect) of the SEC.

         5.2.4 Upon the request of any holder of Stockholder Shares, the Corporation shall remove the legend set forth in Section 11 from the certificates for such holder's Stockholder Shares; provided, that such Stockholder Shares are, in the opinion of counsel reasonably satisfactory to the Corporation, eligible for sale pursuant to Rule 144(k) (or any similar rule or rules then in effect) of the SEC.

   5.3 Transfer to CDPQ Affiliates. Prior to CDPQ's Transfer of any Stockholder Shares to any of its Affiliates (other than the Corporation) pursuant to a Transfer permitted under clause (v) of Section 5.2.1, CDPQ shall cause such Affiliate to execute a joinder to this Agreement and shall deliver such executed joinder to the Secretary of the Corporation. Thereafter, for purposes of this Agreement, the term "CDPQ" shall be deemed to include CDPQ and such Affiliate.

   5.4 Transfer to VPC Affiliates. Prior to VPC's Transfer of any Stockholder Shares to any of its Affiliates (other than the Corporation) pursuant to a Transfer permitted under clause (vi) of Section 5.2.1, VPC shall cause such Affiliate to execute a joinder to this Agreement and shall deliver such executed joinder to the Secretary of the Corporation. Thereafter, for purposes of this Agreement, the term "VPC" shall be deemed to include VPC and such Affiliate.

6.  RESTRICTIONS ON TRANSFERABILITY OF STOCKHOLDER SHARES

    6.1  Tag Along Rights.

         6.1.1 Subject to the Threshold (as defined below), at least 15 days prior to any Transfer by VPC (other than a Transfer permitted by clause (i) or (vi) of Section 5.2.1 or a Transfer pursuant to Rule 144 of the SEC) of any VPC Shares then held by VPC, VPC shall deliver a written notice (the "Sale Notice") to CDPQ, specifying in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the Transfer. CDPQ may elect to participate in the contemplated Transfer by delivering written notice to VPC within 10 days after CDPQ's receipt of the Sale Notice. If CDPQ has elected to participate in such Transfer, each of VPC and CDPQ shall be entitled to sell in the contemplated Transfer, at the same price (if VPC is selling Convertible Notes, CDPQ shall receive the highest implicit value attributable to the VPC Shares contained in such Convertible Notes) and on the same terms, a number of VPC Shares and CDPQ Shares equal to the product of (i) the quotient determined by dividing the number of VPC Shares and CDPQ Shares held by VPC or CDPQ, as the case may be, by the aggregate number of Stockholder Shares at the time held by VPC and CDPQ and (ii) the aggregate number of Stockholder Shares to be sold in the contemplated Transfer. This Section 6.1.1 shall not apply to a Transfer of VPC Shares by VPC to the extent the sum of the number of VPC Shares to be Transferred and the aggregate number of all VPC Shares previously Transferred (other than as permitted by clause (i) or (vi) of Section 5.2.1 or pursuant to Rule 144 of the SEC) does not exceed 10% of the total of all VPC Shares now held by VPC or subsequently acquired by it (including all shares and other equity securities issued, Transferred, paid, or distributed in respect of VPC Shares, or otherwise acquired by VPC, whether by way of purchase, split, combination, or distribution made otherwise than in cash with respect to the Stockholder Shares, provided such shares or other equity securities are not acquired by VPC in violation of this Agreement) (the "Threshold"). This Section 6.1.1 shall not apply to a Transfer to which Section 6.1.2 applies.

        6.1.2 At least 15 days prior to any Transfer (or series of related Transfers) by VPC (other than a Transfer permitted by clause (i) or (vi) of Section 5.2.1 or a Transfer pursuant to Rule 144 of the SEC) (a) prior to the IPO Date, of at least 50% of the VPC Shares then held by VPC (representing in the aggregate at least 10% of the Common Stock on a fully diluted basis assuming all holders of then outstanding warrants, options, and convertible securities of the Corporation which are in the money had converted such convertible securities or exercised such warrants or options immediately prior to such Transfer), (c) prior to the IPO Date, of a number of VPC Shares which when added to the number of VPC Shares previously Transferred would cause the aggregate number of VPC Shares Transferred after the date hereof to exceed 50% of the largest number of VPC Shares held by VPC between the date hereof and the date of such Transfer or Transfers, as appropriately adjusted for any stock split, reverse stock split, stock dividend or other division or combination of Common Stock after the date hereof, or (c) on or after the IP0 Date, of a number of VPC Shares which represents a majority of VPC's Voting Ratio immediately prior to such Transfer or Transfers. VPC shall deliver a written notice (the "Fifty Percent Sale Notice") to CDPQ, specifying in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the Transfer or Transfers. CDPQ may elect to participate in the contemplated Transfer or Transfers by delivering written notice to VPC within 10 days after CDPQ's receipt of the Fifty Percent Sale Notice. If CDPQ has elected to participate in the contemplated Transfer or Transfers, CDPQ shall be entitled to sell in such Transfer or Transfers, at the same price (if VPC is selling Convertible Notes, CDPQ shall receive the highest implicit value attributable to the VPC Shares contained in such Convertible Notes) and on the same terms as VPC, up to all of the CDPQ Shares then held by CDPQ. For purposes of this Section 6.1.2, the Convertible Notes shall be deemed at all times to be "in the money".

   6.2 First Offer Rights. At least 30 days prior to any Transfer (other than a Transfer permitted by clause (i), (ii), (v) or (vi) of Section 5.2.1) of Corporation Shares or Convertible Notes by either CDPQ or VPC, the Stockholder proposing to make such Transfer (the "Offering Stockholder") shall deliver a written notice (the "Transfer Notice") to the other Stockholder (the "Offered Stockholder"), specifying in reasonable detail the number of Corporation Shares and, if applicable, the principal amount of Convertible Notes proposed to be transferred, the proposed purchase price (which shall be payable solely in cash) (the "Proposed Purchase Price") and the other terms and conditions of the Transfer. The Offered Stockholder may elect to purchase all (but not less than all) of the Corporation Shares and Convertible Notes to be Transferred, upon the same terms and conditions as those set forth in the Transfer Notice, by delivering a written notice of such election to the Offering Stockholder within 30 days after the Transfer Notice has been received by the Offered Stockholder. If the Offered Stockholder has not elected within such 30-day period (the "Offer Period") to purchase all of the Corporation Shares and Convertible Notes to be Transferred, then, provided the Offering Shareholder has also complied with the provisions of Section 6.1, if applicable, and no transferee is an Affiliate of the Offering Stockholder, the Offering Stockholder may, during the 120-day period immediately following the expiration of the Offer Period (the "Third Party Offer Period"), Transfer the Corporation Shares and Convertible Notes specified in the Transfer Notice at an aggregate price which is not less than 90% of the Proposed Purchase Price and on other terms which are not more favorable to the transferee(s) than specified in the Transfer Notice. Corporation Shares and Convertible Notes not Transferred within the Third Party Offer Period as permitted by the foregoing provisions may not be Transferred thereafter except upon further compliance with the provisions of this Section 6.2 as if a Transfer Notice had never been given with respect thereto.

   6.3 Termination of Restrictions. The provisions of Section 6.2 shall terminate upon the IPO Date.

7. DRAG-ALONG RIGHTS

   7.1 Prior to the IPO Date, if VPC elects to sell VPC Shares representing (or Videotron elects to sell shares of the capital stock of VPC indirectly representing) a majority of the votes of the Voting Common Stock on a fully diluted basis for cash and/or readily marketable securities (provided that (i) any such marketable securities are listed on a recognized national securities exchange or quoted on NASDAQ National Market System and are issued by a corporation whose market capitalization is at least U.S. $1 billion and (ii) the amount of such marketable securities that would be issuable to CDPQ in connection with such sale would represent not more than 5% of the public float of such corporation), then VPC (or Videotron, as the case may be) shall have the right to require CDPQ to join in such sale by selling all (but not less than all) of its CDPQ Shares on the same terms and at the same price as the sale to be effected by VPC (or on the same terms and at the same price as the sale to be effected by Videotron with respect to its indirect ownership of the Corporation Shares only), provided that CDPQ shall not be obligated to join in any such sale unless CDPQ shall receive a payment in cash or readily marketable securities (as described above) of at least $82.18 per CDPQ Share (such number to be appropriately adjusted for any stock split, reverse stock split, stock dividend or other subdivision or combination of Common Stock after the date hereof) at the closing of such sale. Such right of VPC (or Videotron, as the case may be) may be exercised by the delivery by VPC (or Videotron, as the case may be) to CDPQ, at least fifteen (15) days prior to the consummation of the proposed sale, of notice of the proposed sale setting forth a description of the terms of such sale in reasonable detail and stating that VPC (or Videotron, as the case may be) requires the CDPQ Shares be included in such sale. Such a sale is referred to herein as a "Disposition".

   7.2 In connection with a Disposition, CDPQ will, if requested by the purchasers, execute, deliver and perform agreements with the purchasers relating to such Disposition containing terms and conditions that are the same in all material respects as those contained in the comparable agreements to be executed, delivered and performed by VPC (or Videotron, as the case may be), subject only to the limitations that (i) VPC and its Affiliates will not be obligated to make representations or warranties regarding CDPQ or any of its Affiliates and (ii) CDPQ will not be obligated to make representations or warranties regarding VPC or any of its Affiliates including the Corporation and its Subsidiaries, or (except as expressly provided herein) to assume or otherwise become liable in any way for any obligations requiring performance or containing any restrictions during any period after the consummation of such Disposition, or to indemnify any party or third party beneficiary to the applicable agreements in connection with such Disposition (excluding indemnities with respect to matters regarding CDPQ exclusively) except that CDPQ will be obligated to indemnify the applicable purchasers on a pro rata basis (based on the then
                                   --- ----
        Corporation's stockholders' respective ownership of the outstanding Common Stock as of such Disposition assuming the conversion in full of all then outstanding Convertible Notes) with respect to representations and warranties as to the Corporation or any of its Subsidiaries made by VPC in connection with such Disposition in the same manner as VPC will be obligated to indemnify such applicable purchasers, provided, however,
                                                              --------  -------
        that the effect of all such indemnities provided by CDPQ in connection with such Disposition (excluding indemnities with respect to matters regarding CDPQ exclusively) will not reduce the net payment received by CDPQ in cash or readily marketable securities (as described in Section 7.1) for the sale of all CDPQ Shares to an amount less than $74 per share (such number to be appropriately adjusted for any stock split, stock dividend or other subdivision or combination of Common Stock after the date hereof), and provided, further, that CDPQ shall in no event be
                              --------  -------
        required to become jointly and severally liable with VPC or any other Person for any indemnities, liabilities or obligations arising out of such Disposition.

8. PREEMPTIVE RIGHTS


   8.1 Subject to Sections 2.9 and 8.4, if at any time the Corporation wishes to issue and sell any equity securities (whether preferred stock or common stock) or any options, warrants or other rights to acquire equity securities or any notes or other securities convertible into equity securities (all such equity securities and other rights and securities, collectively, the "Equity Equivalents") to any Person or Persons, the Corporation shall promptly deliver a notice of intention to issue and sell (the "Corporation's Notice of Intention to Sell") to each Stockholder setting forth a description of the Equity Equivalents to be issued and the proposed purchase price and terms of sale. Upon receipt of the Corporation's Notice of Intention to Sell, each Stockholder shall have the right to elect to purchase, at the price and on the terms stated in the Corporation's Notice of Intention to Sell, a number of the Equity Equivalents equal to the product of (i) such Stockholder's proportionate ownership (expressed as a fraction) of the aggregate Common Stock and rights to acquire Common Stock (calculated on a fully-diluted basis assuming all holders of then outstanding warrants, options and convertible securities of the Corporation which are in the money had converted such convertible securities or exercised such warrants or options immediately prior to the taking of the record of the holders of Common Stock for the purpose of determining whether they are entitled to receive such offer) held by all Stockholders multiplied by (ii) the number of Equity Equivalents to be issued. Such election shall be made by the electing Stockholder by written notice to the Corporation within five (5) business days after receipt by such Stockholder of the Corporation's Notice of Intention to Sell (the "Acceptance Period for Equity Equivalents"). For purposes of this
         Section 8.1, the Convertible Notes shall be deemed at all times to be "in the money".

    8.2  If effective elections to purchase shall not be received pursuant to
         Section 8.1 in respect of all the Equity Equivalents to be issued and sold, then the Corporation may, at its election, during a period of one hundred and twenty (120) days following the expiration of the Acceptance Period for Equity Equivalents, issue and sell the remaining Equity Equivalents to another Person or Persons at a price and upon terms not more favorable to such Person than those stated in the Corporation's Notice of Intention to Sell; provided, however, that
                                                    --------  -------
         failure by a Stockholder to exercise its right to purchase with respect to the issuance and sale of Equity Equivalents pursuant to one Corporation's Notice of Intention to Sell shall not affect its right to acquire Equity Equivalents pursuant to any subsequent issuance and sale for which a separate Corporation's Notice of Intention to Sell would be required hereunder. In the event the Corporation has not sold the Equity Equivalents covered by a Corporation's Notice of Intention to Sell, or entered into a binding agreement to sell the Equity Equivalents, within such one hundred and twenty (120) day period, the Corporation shall not thereafter issue or sell such Equity Equivalents without again first offering such securities to each Stockholder in the manner provided in Section 8.1.

    8.3 If a Stockholder gives the Corporation notice pursuant to Section 8.1 that such Stockholder desires to purchase Equity Equivalents offered by the Corporation, payment therefor shall be made by wire transfer of immediately available funds, against delivery of the securities at the executive offices of the Corporation within ten (10) days after the giving of such notice, or, if later, not later than the closing date fixed by the Corporation for the sale of all such Equity Equivalents.

    8.4 The preemptive rights contained in Sections 8.1 through 8.3 shall not apply to (i) the issuance of shares of Common Stock as a stock dividend or upon any subdivision, stock split or combination of the outstanding shares of Common Stock or in exchange for outstanding shares of Common Stock pursuant to any conversion right or obligation contained in the Corporation's Certificate of Incorporation (e.g., the conversion of Class B Stock or Class C Stock into Class A Stock); (ii) the issuance of Convertible Notes as cumulative interest payments on the Convertible Notes Outstanding Balance in accordance with the terms of the Convertible Notes (and any other applicable governing documents) as in effect on the date hereof;
         (iii) provided VPC and its Affiliates comply with the provisions of
         Section 2.7.5, the issuance of Common Stock upon the conversion of Convertible Notes; (iv) the grant of options, warrants or rights to subscribe for shares of Common Stock, and the issuance of shares of Common Stock upon the exercise of such options, warrants or rights to subscribe for shares of Common Stock (including such options, warrants or rights issued prior to the date hereof), to officers, directors and employees of the Corporation or any of its Subsidiaries pursuant to the Corporation's Incentive Stock Option Plan or pursuant to any other plan or arrangement for the grant of options and other rights to acquire Common Stock to such officers, directors and employees adopted by the Corporation with the approval of the Board; (v) the issuance of Common Stock upon the exercise of the Kofalt Warrant, the Cole Warrant or the Hecht Warrant; (vi) the issuance of Equity Equivalents pursuant to an offering registered under the Securities Act; (vii) the issuance of Common Stock or options or warrants exercisable for Common Stock or securities convertible or exchangeable for Common Stock (collectively, "Common Stock Equivalents") for other than cash, provided that any such issuance shall give rise to the rights provided to CDPQ under Section 8.5; (viii) provided a Strategic Investment has not been consummated, the issuance of Common Stock Equivalents pursuant to an Alternative Strategic Investment, provided that any such issuance shall give rise to the rights provided to CDPQ under Section 8.5; and (ix) and the issuance of Common Stock Equivalents to CDPQ pursuant to Section 8.5.

    8.5 Subject to Section 2.9, if at any time the Corporation issues and sells any Common Stock Equivalents (a) pursuant to an Alternative Strategic Investment or (b) for other than cash to any Person (other than to VPC or any of its Affiliates) (any such issuance, an "Alternative Issuance"), then, within five (5) business days after such Alternative Issuance, the Corporation shall deliver a notice of issuance and sale (the "Corporation's Notice of Issuance") to CDPQ setting forth a description and the amount of and the number of shares of Common Stock represented by the Common Stock Equivalents issued, a description of the consideration received by the Corporation for the issuance of such Common Stock Equivalents (as well as an estimate of the fair market value of any non-cash consideration) and a description of the other material terms of the issuance and sale. Upon receipt of the Corporation's Notice of Issuance, CDPQ shall have the right to elect to purchase from the Corporation an amount or number of the Common Stock Equivalents which would restore CDPQ to its proportionate ownership of Common Stock (calculated on a fully diluted basis) immediately prior to such Alternative Issuance for a cash purchase price equal to the then fair market value of the Common Stock Equivalents to be purchased by CDPQ (which fair market value will be based upon and will be no more than the implicit fair market value of the consideration received by the Corporation for such Common Stock Equivalents in such Alternative Issuance). Such election shall be made by CDPQ by written notice to the Corporation within five (5) business days after receipt by CDPQ of the Corporation's Notice of Issuance. If CDPQ gives the Corporation notice pursuant to this Section 8.5 that CDPQ desires to purchase the Common Stock Equivalents offered by the Corporation, payment therefor shall be made by wire transfer of immediately available funds, against delivery of the securities at the executive offices of the Corporation within ten (10) days after the giving of such notice.

    8.6 The Corporation represents and warrants to each Stockholder, and each Stockholder represents and warrants to the Corporation, that, except as provided herein, the Person making such representation and warranty is not a party to any agreement or other arrangement under which any other Person has a preemptive right or right of first refusal to acquire Corporation Shares or other Equity Equivalents from the Person making such representation and warranty.

9.  PUT ARRANGEMENT

    9.1 Unless the IPO Date shall have occurred on or prior to the fifth anniversary of the date hereof, at any time during the Put Exercise Period (as defined below), CDPQ shall have the right and option to require VPC to purchase all, but not less than all, of the Corporation Shares held by CDPQ (the "Put") at the Put Price (as defined below); provided, however, that CDPQ shall not exercise the Put (and any prior
         --------  -------
         exercise of the Put shall be suspended, if not previously consummated) during one 90 day period beginning on the date CDPQ receives a letter from a reputable underwriter stating that such underwriter has undertaken to consummate a Public Offering. The "Put Exercise Period" shall be the period beginning on the fifth anniversary of the date hereof and ending on the first to occur of (i) the tenth anniversary of the date hereof and (ii) the IPO Date.

    9.2 The Put shall be exercisable by delivery to VPC during the Put Exercise Period of written notice of such exercise specifying the number of shares to be purchased (the "Put Notice"). Upon the delivery of the Put Notice, VPC and CDPQ shall be firmly bound to consummate the purchase and sale of shares in accordance with the Put Notice and the terms hereof and shall, in good faith, promptly determine the Put Price as provided hereunder. Subject to the provisions hereof, within ten (10) days after the determination of the Put Price, VPC shall purchase and CDPQ shall sell all of the Corporation Shares held by CDPQ at a mutually agreeable time and place (the "Put Closing").

    9.3 At the Put Closing, CDPQ shall deliver to VPC certificates representing the Corporation Shares to be purchased by VPC, and VPC shall deliver to CDPQ the Put Price, by wire transfer of immediately available funds to an account designated by CDPQ. CDPQ agrees that, at the request of Videotron effected by delivery of written notice to CDPQ at least ten (10) days prior to the Put Closing, CDPQ shall apply all (or such part as Videotron shall have specified in such notice) of the Put Price, immediately upon receipt by CDPQ, to the purchase from Videotron of freely tradeable shares (such shares shall have, without limitation, no restrictions on resale) of Videotron duly listed on the Toronto Stock Exchange and/or the Montreal Stock Exchange (or any other Exchange acceptable to CDPQ), at a purchase price per share equal to the weighted average closing sale price of shares of the same class as the shares of Videotron to be delivered to CDPQ during the twenty (20) most recent trading days, as of the day prior to the Put Closing, on the Exchange with the largest trading volume of such shares during such period.

     9.4 The "Put Price" shall be the Market Value of the Corporation Shares to be purchased by VPC pursuant to a Put Notice (such shares, the "Purchase Shares"). Promptly after the giving of a Put Notice, VPC and CDPQ shall each designate an investment bank to be engaged by them to determine such Market Value; provided that if VPC or CDPQ does not
                                       --------
          designate an investment bank within 30 days after the giving of a Put Notice, the other party shall select and engage two separate investment banks to make such determinations. The expenses of all investment banks engaged pursuant to this Section 9.4 shall be borne equally by VPC and CDPQ. The "Market Value" of the Purchase Shares for purposes of determining the Put Price shall be the fair market value of the Purchase Shares as of the date of the delivery of the Put Notice to VPC as determined by (i) first determining the all-cash price that an informed and willing buyer would pay to an informed and willing seller, neither being under any compulsion to buy or sell, in an arms-length transaction arranged in an orderly manner over a reasonable period of time under then prevailing market conditions, to purchase all of the outstanding Common Stock of the Corporation as a going concern (the "Company Value"), (ii) then multiplying the result (as adjusted to reflect the assumed exercise of rights to acquire Corporation Shares pursuant to outstanding options, warrants and convertible securities of the Corporation to the extent such rights are in-the-money) by the percentage of the Common Stock of the Corporation represented by the Purchase Shares, determined on a fully diluted basis but without regard to the dilutive effects of out-of-the-money rights to acquire Corporation Shares pursuant to outstanding options, warrants and convertible securities of the Corporation, and
          (iii) then making adjustments, if appropriate, based on differences (such as voting rights) among the various classes of Common Stock. In the event that Company Value as determined by either of the two investment banks is not greater than 120% of Company Value as determined by the other investment bank, the Put Price will be the average of the two amounts determined by the investment banks to be the Market Value. In the event Company Value as determined by one of the investment banks is greater than 120% of Company Value as determined by the other investment bank, the two investment banks shall promptly engage a third investment bank to choose one of the two Market Values determined by them (without modification) within 30 days of its engagement, and the Market Value chosen by such third investment bank shall be the Put Price. The determination of the Put Price in accordance with this Section 9.4 shall be binding and conclusive. For purposes of this Section 9.4, the Convertible Notes shall be deemed at all times to be "in the money".

10.  CHANGE IN CONTROL

     10.1 If at any time prior to the IPO Date any transaction is proposed whereby Videotron would cease to own, directly or indirectly, Corporation Shares representing at least a majority of the outstanding Common Stock on a fully-diluted basis assuming the holders of then outstanding warrants, options and convertible securities of the Corporation which are in the money had converted such convertible securities or exercised such warrants or options immediately prior to such transaction, Videotron shall deliver or cause to be delivered to CDPQ a notice of such proposal at least thirty (30) days prior to entering into any agreement or other arrangement (the "CC Agreement") pursuant to which such transaction would be effected. CDPQ shall have the right and option for a period of fifteen (15) days after receipt of such notice to require VPC to purchase all or any part of CDPQ's Corporation Shares, contemporaneously with and as a condition to the consummation of the transactions contemplated by the CC Agreement, at a price to be determined in the same manner as the Put Price in
           Section 9.4; provided, that each investment banker designated to
                        --------
           determine a Market Value and a Company Value shall give appropriate consideration to the terms of the proposed transaction and any previous transactions pursuant to which Videotron directly or indirectly disposed of Corporation Shares in determining such Market Value and such Company Value. For purposes of this Section 10.1, the Convertible Notes shall be deemed at all times to be "in the money".

11.  LEGENDS

     Each certificate or note representing directly or indirectly Stockholder Shares now or hereafter registered in the name of any Stockholder shall be endorsed with a legend substantially as follows:

            "THE SECURITY REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN A STOCKHOLDERS AGREEMENT DATED AS OF AUGUST 15, 1997, AMONG THE CORPORATION, VPC CORPORATION AND CAPITAL COMMUNICATIONS CDPQ INC., A COPY OF WHICH IS ON FILE IN THE OFFICES OF THE CORPORATION AND WILL BE FURNISHED TO THE HOLDER OF THIS INSTRUMENT UPON WRITTEN REQUEST AND WITHOUT CHARGE. OWNERSHIP, VOTING AND TRANSFER OF SUCH SECURITY ARE SUBJECT TO THE TERMS OF SUCH AGREEMENT. THE HOLDER OF THIS INSTRUMENT, BY ACCEPTANCE HEREOF, AGREES TO BE BOUND BY ALL THE TERMS OF SUCH AGREEMENT, AS THE SAME IS IN EFFECT FROM TIME TO TIME. NO VOTE, SALE, ASSIGNMENT, ENCUMBRANCE, PLEDGE, TRANSFER OR OTHER HYPOTHECATION OR DISPOSITION OF SUCH SECURITY MAY BE MADE EXCEPT IN COMPLIANCE WITH SUCH AGREEMENT."

The Stockholders agree to present all certificates and notes evidencing directly or indirectly Stockholder Shares as of the date hereof so that the Corporation may imprint the foregoing legend on such certificates or notes. The legend set forth above shall be removed from the certificates or notes, as the case may be, evidencing any securities which cease directly or indirectly to be Stockholder Shares.

12.  TERM AND TERMINATION

     12.1 Term. This Agreement is effective as of the date hereof and shall continue in force until either VPC and its permitted transferees who have executed a joinder to this Agreement and their respective permitted assigns no longer own any VPC Shares or CDPQ and its permitted transferees who have executed a joinder to this Agreement and their respective permitted assigns no longer own any CDPQ Shares.

     12.2 Effect of Termination. Termination of this Agreement pursuant to
          Section 12.1 or otherwise shall not affect or impair any rights or obligations that arise prior to or at the time of the termination of this Agreement, or which may arise by reason of an event causing the termination of this Agreement, and all such rights and obligations, including the rights and obligations under any provision of this Agreement, which by their terms are to survive termination, shall also survive. The rights and remedies provided in this Agreement and in such other agreements shall be cumulative and not exclusive and shall be in addition to any other remedies which the Stockholders may have under this Agreement or otherwise.

13.  MISCELLANEOUS

     13.1 Entire Agreement. This Agreement supersedes all prior oral and written agreements between the parties with respect to the subject matter hereof, and this Agreement and the other documents and agreements between the parties which are referred to herein or executed contemporaneously herewith set forth the entire agreement among the parties with respect to the transactions contemplated hereby.

     13.2 Amendment. This Agreement may not be modified, amended or terminated, nor may any provision hereof be waived, except by an instrument in writing executed by or on behalf of each party or, in the case of any such waiver, by the party or parties entitled to the benefit of the provision to be waived.

     13.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferrable by any party, voluntarily or by operation of law, without the prior written consent of the other parties hereto, and any assignment or transfer without such consent shall be null and void.

     13.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single agreement.

     13.5 Further Assurances. Each party shall, at any time and from time to time after the date hereof, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably required to procure for any party, its successors and assigns, its rights as set forth herein.

     13.6 Severability. If any provision of this Agreement is held to be invalid, unlawful or incapable of being enforced by reason of rule of law or public policy, all other conditions and provisions of this Agreement which can be given effect without such invalid, unlawful or unenforceable provisions shall, nevertheless, remain in full force and effect.

     13.7 Notices. All notices, consents, instructions and other communications required or permitted under this Stockholders Agreement (collectively, "Notice") shall be effective only if given in writing and shall be considered to have been duly given and received when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed (on the same date) by certified or registered mail, return receipt requested, postage prepaid, or (iii) delivered to the addressee, if sent by Express Mail, Federal Express or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid. Notice shall be sent in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may from time to time designate as to itself by notice similarly given to the other parties in accordance herewith, which shall not be deemed given until received by the addressee). Notice shall be given:

           13.7.1  If to VPC:

                   VPC CORPORATION
                   46th Floor
                   1114 Avenue of the Americas
                   New York, New York
                   10036-7798
                   Attention:  Russell S. Berman Esq.
                   Telecopier:  (212) 479-6275

                   copy to:

                   Le Groupe Videotron Ltee
                   300 Viger Avenue East
                   Montreal, Quebec H2X3W4
                   Attention:  Senior Vice President--Legal Affairs
                               and Secretary
                   Telecopier: (514) 985-8515

           13.7.2  If to the Corporation:

                   OPTEL, INC.
                   1111 W. Mockingbird Lane
                   Dallas, Texas 75247
                   Attention: General Counsel
                   Telecopier:  (214) 634-3889

           13.7.3  If to CDPQ:

                   CAPITAL COMMUNICATIONS CDPQ INC.
                   1981 McGill College Avenue
                   9th Floor
                   Montreal, Quebec
                   H3A 3C7
                   Attention: President, Lynn McDonald and Robert Cote, Esq.
                   Telecopier: (514) 847-2493 and (514)281-5212

                   copies to:

                   KIRKLAND & ELLIS
                   153 East 53rd Street
                   New York, New York 10022
                   Attention:  Luc A. Despins, Esq.
                   Telecopier: (212) 446-4900

                   and
                   ---

                   MARTINEAU WALKER
                   Stock Exchange Tower
                   Suite 3400
                   P.O. Box 242
                   800 Place Victoria
                   Montreal, Quebec
                   H4Z 1E9
                   Attention:  Bernard Bussieres, Esq.
                   Telecopier:  (514) 397-7600

           13.7.4  If to Videotron:

                   Le Groupe Videotron Ltee
                   300 Viger Avenue East
                   Montreal, Quebec H2X3W4
                   Attention:  Senior Vice President--Legal Affairs and
                               Secretary
                   Telecopier:  (514) 985-8515

     13.8  Governing Law; Consent to Exclusive Jurisdiction

           THIS STOCKHOLDERS AGREEMENT IS BEING DELIVERED AND IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF SUCH STATE APPLICABLE TO CONTRACTS ENTERED INTO AND TO BE

           PERFORMED WHOLLY WITHIN SUCH STATE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY MATTER ARISING UNDER OR IN CONNECTION WITH THIS STOCKHOLDERS AGREEMENT OR THE SUBJECT MATTER HEREOF THAT IS PERMITTED UNDER SECTION 13.9 OR 13.10 MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS STOCKHOLDERS AGREEMENT, VPC, THE CORPORATION AND CDPQ HEREBY ACCEPT FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF VPC, THE CORPORATION, AND CDPQ HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING PROVIDED FOR IN THIS SECTION 13.8 THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THIS STOCKHOLDERS AGREEMENT MAY NOT BE ENFORCED IN OR BY SAID COURTS OR THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR (PROVIDED THAT PROCESS SHALL BE SERVED IN ANY MANNER REFERRED TO IN THE FOLLOWING SENTENCE) THAT SERVICE OR PROCESS UPON SUCH PARTY IS INEFFECTIVE. EACH OF CDPQ, THE CORPORATION AND VPC AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE MADE UPON IT IN ANY MANNER PERMITTED BY THE LAWS OF THE STATE OF NEW YORK OR THE FEDERAL LAWS OF THE UNITED STATES OR AS
           FOLLOWS: (I) BY PERSONAL SERVICE OR BY CERTIFIED OR REGISTERED MAIL TO THE PARTY'S DESIGNATED AGENT FOR SUCH SERVICE IN SUCH STATE, OR
           (II) BY CERTIFIED OR REGISTERED MAIL TO THE PARTY FOR WHICH INTENDED AT ITS ADDRESS SET FORTH HEREIN. SERVICE OF PROCESS IN ANY MANNER REFERRED TO IN THE PRECEDING SENTENCE SHALL BE DEEMED, IN EVERY RESPECT, EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

     13.9  Binding Arbitration

           13.9.1 Subject to the rights granted in Section 13.9.2 and 13.10, any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforceability or validity thereof, including without limitation the determination of the scope or applicability of this Agreement to arbitrate, shall be determined exclusively by binding arbitration in New York City before three arbitrators. The arbitration shall be governed by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules and its Supplementary Procedures for large, Complex Disputes, provided that Persons eligible to be selected as arbitrators shall be limited to attorneys-at-law who (a) are on the AAA's Large, Complex Case Panel or a

                   Center for Public Resources ("CPR") Panel of Distinguished Neutrals, or who have professional credentials similar to the attorneys listed on such AAA and CPR Panels, and (b) who practiced law for at least 15 years as an attorney in New York specializing in either general commercial litigation or general corporate and commercial matters.

           13.9.2  No provision of, nor the exercise of any rights under,
                   Section 13.9.1 shall limit the right of any party to request and obtain from a court having jurisdiction before, during or after the pendency of any arbitration, provisional or ancillary remedies and relief including, but not limited to, injunctive or mandatory relief or the appointment of a receiver. The institution and maintenance of an action or judicial proceeding for, or pursuit of, provisional or ancillary remedies shall not constitute a waiver of the right of any party hereto, even if such party is the plaintiff, to submit the dispute to arbitration if such party would otherwise have such right.

           13.9.3 In any such arbitration proceeding, the arbitrator shall not have the power or authority to award punitive damages to any party. Judgment upon the award rendered may be entered in any court having jurisdiction (which shall not be restricted by Section 13.8).

           13.9.4 Each of the parties (other than the Corporation in any instance where it is joined in the proceeding as a nominal party) shall, subject to the award of the arbitrators, pay an equal share of the arbitrators' fees. The arbitrators shall have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees, arbitrators' fees, and court costs) to the prevailing party.

     13.10 Equitable Relief. Since the Corporation or a Stockholder may sustain irreparable harm in the event there is a breach of the covenants provided in this Agreement, in addition to any other rights or remedies which the Corporation or any Stockholder may have under this Agreement or otherwise, the Corporation or a Stockholder shall be entitled to obtain specific performance or injunctive relief against the breaching or defaulting party hereto in any court of competent jurisdiction for the purposes of restraining such breaching or defaulting party from any actual or threatened breach of such covenants or to compel such breaching or defaulting party to perform such covenants, without the necessity of proving irreparable injury or the inadequacy of remedies at law or posting bond or other security.

     13.11 Consequential Damages. In no event shall any party be liable to the other for any consequential, punitive or speculative damages (including but not limited to damages for lost profits) arising from performance or breach of this Agreement.

     13.12 Currency. Unless expressly set forth to the contrary, all references to currency contained in this Agreement are to United States dollars.

     13.13 Conflicting Agreements. Each Stockholder represents that such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

     13.14 Confidentiality. Each Stockholder acknowledges that, in connection with its relationship with the Corporation, the officers, directors, agents and/or employees of such Stockholder and Caisse will have access to trade secrets and other confidential information (including marketing data and strategic planning information) pertaining to the business of the Corporation and its Subsidiaries. For purposes of this Section 13.14, confidential information shall not include any information which is now known by or readily available to the general public or which hereafter becomes known by or readily available to the general public other than as a result of any breach of this
           Section 13.14. Accordingly, each Stockholder agrees that so long as it shall continue to own any Corporation Shares and for a period of 12 months after it ceases to own any Corporation Shares it will neither disclose nor use any of such trade secrets or confidential information, and will use its best efforts to prevent any of its officers, directors, agents or employees from doing so, except in each case for the benefit of the Corporation and its Subsidiaries; provided, however, that nothing herein shall be construed to prevent
           --------  -------
           any Stockholder or Caisse from disclosing information pursuant to court or governmental order or subpoena or in any action or proceeding between parties hereto or from disclosing any information as required by applicable law or regulation (including all applicable disclosure requirements). Notwithstanding the foregoing: (a) CDPQ and Caisse and the officers, directors, agents and employees of each of them, may engage or invest in, own and/or manage, independently or with others, any business activity of any type or description, including without limitation those that might be in direct or indirect competition with the Corporation or any of its Subsidiaries;
           (b) neither the Corporation nor any of its Subsidiaries shall have any right in or to any of such other ventures or activities or to the income or proceeds derived therefrom; (c) neither CDPQ nor Caisse nor the officers, directors, agents or employees of any of them shall be obligated to present any investment opportunity or prospective economic advantage to the Corporation or any of its Subsidiaries, even if the opportunity is of the character that, if presented to the Corporation or any of its Subsidiaries, could be taken advantage of by the Corporation or any of its Subsidiaries; and (d) CDPQ and Caisse and the officers, directors, agents and employees of each of them shall have the right to hold any investment opportunity or prospective economic advantage for their own account or to recommend such opportunity to Persons other than the Corporation or any of its Subsidiaries; provided that this sentence shall not in any way
                         --------
           relieve any Designee designated by CDPQ of his or her fiduciary responsibilities in his or her capacity as a member of the Board or any Sub Board (including responsibilities with respect to the doctrine of corporate opportunity).

     IN WITNESS WHEREOF the parties hereto have executed this Stockholders Agreement as of the date first written above.

    OPTEL, INC.                             CAPITAL COMMUNICATIONS
                                            CDPQ INC.

By: /s/ LOUIS BRUNEL                    By: /s/ PIERRE FONTIER
    ----------------------------------      ------------------------------------
    Name: Louis Brunel                      Name:
    Title: President and CEO                Title:


By: /s/ MICHAEL E. KETTERSTEIN          By: /s/ LYNN C. McDONALD
    ----------------------------------      ------------------------------------
    Name:  Michael E. Ketterstein           Name:
    Title: VP and General Counsel           Title:


    VPC CORPORATION


By: /s/ SUZANNE RENAULT
    ----------------------------------
    Name:  Suzanne Renault
    Title: Vice President Legal Affairs
           and Secretary


    Le Groupe Videotron Ltee hereby
    agrees to be bound by Sections 9 and
    10 and hereby agrees that it is
    jointly and severally liable with VPC
    Corporation  for all  of  VPC
    Corporation's  obligations under
    Sections 9 and 10.

    LE GROUPE VIDEOTRON LTEE


By: /s/ CLAUDE CHAGNON
    ----------------------------------
    Name:  Claude Chagnon
    Title: President and
           Chief Operating Officer


By: /s/ SUZANNE RENAULT
    ----------------------------------
    Name:  Suzanne Renault
    Title: Senior Vice President Legal Affairs
           and Secretary

                                   EXHIBIT A
                                   ---------

(a) Any modification, amendment or deletion to the certificate of incorporation or bylaws (or any similar organizational documents) of the Corporation or any Subsidiary thereof.

(b) Any subdivision, consolidation, conversion, reclassification or modification of any kind to the authorized or outstanding capital stock of the Corporation or any Subsidiary thereof.

(c) Except for the contemplated acquisition of Phonoscope and other acquisitions which in the aggregate do not exceed US$ 25,000,000, the acquisition by the Corporation or any Subsidiary thereof of shares, partnership interests, indebtedness or other securities of any Person which is not the Corporation or a Subsidiary of the Corporation or of all or substantially all of the assets or any business thereof for consideration in excess of US$ 10,000,000 in any single such transaction or in excess of US$ 40,000,000 in the aggregate in all such transactions in the same fiscal year.

(d) The merger, amalgamation or other business combination (if such combination results in an acquisition or transfer of assets or causes important changes in the affairs of the Corporation or any Subsidiary thereof) between the Corporation or any Subsidiary thereof and any other Person which is not the Corporation or a Subsidiary of the Corporation if the consideration in such transaction is in excess of US$ 10,000,000 or if the consideration in all such transactions in the same fiscal year is in excess of US$ 40,000,000 in the aggregate.

(e) The disposal of or transfer of any shares the Corporation may directly or indirectly hold in the capital stock of any other company, or all or substantially all the assets of the Corporation or of any Subsidiary thereof or of a business thereof if for a consideration in excess of US$ 10,000,000 in any transaction or in excess of US$ 40,000,000 in the aggregate in all such transactions in the same fiscal year.

(f) From the date hereof until the date all obligations for borrowed money under the Indenture have been repaid by the Corporation and its Subsidiaries (the "Repayment Date"), the incurrence by the Corporation or a Restricted Subsidiary (as defined in the Indenture) of any indebtedness which is not permitted to be incurred under the Indenture.

(g) After the Repayment Date, the granting by the Corporation or any Subsidiary thereof of loans (excluding loans made to their employees as authorized under the Indenture) or guarantees, the guaranteeing of any debt or obligation of a third party, or any borrowing except for Permitted Indebtedness (as defined in the Indenture) if; in either case, after giving pro forma effect to such occurrence (including the application of the net proceeds therefrom), the ratio of (x) Total Consolidated Indebtedness (as of the date of occurrence) to (y) Annualized Pro Forma Consolidated Operating Cash Flow (based upon the two most recent fiscal quarters for which consolidated financial statements of the Corporation are available preceding the date of such occurrence) would be more than (i) 8.0 to 1.0 if such occurrence is prior to August 31, 2000 or (ii) 7.0 to 1.0 if such occurrence is on or after August 3l, 2000 and prior to August 31, 2002 or
     (iii) 6.0 to 1.0 if such occurrence is on or after August 31, 2002.

     EXHIBITS B-1 and B-2 to Stockholders Agreement dated as of August 15, 1997


The following services are provided by VPC and its Affiliates to the Corporation and/or its Subsidiaries as of the date of the Agreement:

1. Strategic Planning Services: Personal services rendered by senior corporate management of Videotron in providing consultation and guidance to the Corporation's management regarding long-term corporate goals and strategies. Compensation for these services is calculated based on an assumed 72 person days per year, at cost (without allowance for profit), and is estimated at US$80,000 per year.

2. Board Participation: Reimbursement of expenses of VPC designees to the Board for attendance at Board and committee meetings. This covers most travel and lodging costs for strategic planning services.

3. Treasury Functions: Videotron's director and vice president of treasury communicate with the Corporation on an almost daily basis regarding financing matters. Videotron's chief financial officer is involved in this work for coordination and direction. Compensation for these services is based on an assumed 125 person days per year, at cost (without allowance for profit), and is estimated at US$85,000 per year.

4. Internal Audit: conducted three times in each year by Videotron's accounting staff. The estimated cost is US$92,000 per year (without allowance for profit), including an estimated US$30,000 for travel and lodging expense.

5. Additional Services: as and when requested by the Corporation, charged to recover costs for personnel engaged and materials used (without allowance for profit), calculated on the basis of a daily rate, up to an aggregate amount of US$50,000 per year.

     EXHIBIT C to Stockholders Agreement dated as of August 15, 1997

   Compensation Formula for Use by VPC for Consolidated Federal Income Tax
         Reporting Purposes of Tax Losses Generated by the Corporation
         -------------------------------------------------------------

Compensation is required to reflect the economic difference to the Corporation between the Base Case and the Consolidated Case, where:

     (i) the Base Case is the assumed result of continued independent tax reporting by VPC and the Corporation, the conversion to Common Stock of all outstanding Convertible Notes (and accrued interest) on August 31, 1998, and the presumed use of tax losses by the Corporation commencing in 2001 based on the Corporation's former business plan (as reflected in the attached Schedule C-1), and

     (ii) the Consolidated Case results from VPC's actual conversion of a portion of the Convertible Notes on a date prior to March 31, 1998, with the effects that (x) the Corporation's interest deductions are reduced from the date of conversion until August 31, 1998 and (y) VPC includes the Corporation in VPC's consolidated tax return for one or more fiscal years and actually uses a portion or all of the Corporation's tax losses as of the last day of one or more of such years to reduce VPC's U.S. income taxes. In this case, the Corporation benefits from a current reduction in interest expense but is deprived of the value of the future tax use of its losses and a portion of the interest expense deduction for interest on the Convertible Notes as included in the Base Case.

The amount of compensation due to the Corporation for each fiscal year in which tax losses of the Corporation are used by VPC and its consolidated subsidiaries is the excess, if any, of (a) the present value at the end of such fiscal year of the Corporation's presumed use of the Adjusted Losses to reduce its federal income tax liability in a future fiscal year at a tax rate of 35%, using an annual discount factor of 15% with respect to presumed future uses (it being agreed that the timing of the presumed future use of Adjusted Losses by the Corporation will be determined by reference to the Base Case in all instances, assuming that the Adjusted Losses will be used by the Corporation after all carryforwards are exhausted), over (b) the Corporation's interest savings, if
                              ----
any, for that fiscal year (as compared to the Base Case) due to the early conversion of the Convertible Notes (it being acknowledged that the Corporation would not have any such interest savings for any fiscal year ending after August 31, 1998). For this purpose, the term "Adjusted Losses" means, with respect to
                                       ---------------
each fiscal year, (x) the aggregate amount, if any, of the Corporation's losses for such fiscal year and any carryforward losses from prior years, but only to the extent such losses and carryforward losses are actually used by VPC to reduce its consolidated federal income tax liability attributable to VPC and its consolidated subsidiaries (excluding the Corporation) for that fiscal year, plus, (y) with respect to fiscal years ending on or before August 31, 1998, if
----
any such losses or carryforward losses are so used in any such fiscal year, any additional interest expense that would have been accrued by the Corporation in that fiscal year if there had been no early conversion of the

Convertible Notes (that is, if the Convertible Notes had been converted on August 31, 1998 rather than on the date of the actual early conversion).

All compensation payments owed by VPC to the Corporation in respect of any fiscal year will be paid within 30 days after the filing of VPC's consolidated federal income tax return for that fiscal year, subject to increase or decrease based upon any subsequent adjustment of VPC's consolidated income tax return. In no event will the Corporation be required to pay compensation to VPC pursuant to this arrangement, but the Corporation will be obligated to repay promptly to VPC without interest any excess amount received by the Corporation as determined following any such adjustment and VPC will be obligated to pay promptly to the Corporation without interest any additional compensation owing to the Corporation as determined following any such adjustment. The calculation of compensation payable by VPC to the Corporation pursuant to this arrangement is demonstrated on the attached Schedule C-1, which would be modified in an actual case to reflect the actual date of conversion and the actual utilization by VPC of Adjusted Losses.

                                             VPC                                                                              6/1/97
                          Estimated Cost of Use of OpTel Tax Losses
                                     In Millions (U.S.$)

   OpTel Stand Alone Tax Status
   ----------------------------
                                            Aug-97  Aug-98  Aug-99  Aug-00  Aug-01  Aug-02  Aug-03  Aug-04  Aug-05  Aug-06   Total
                                            (5)

    Net Income Before Tax (6)                (41.1)   (56.5)  (30.0)   (6.0)   28.4    68.3   119.8   184.7   237.7   312.7  820.0
    First Year Interest Charge                         (1.1)                                                                  (1.8)
   Other Restriction of VPC Interest                                                                                           0.0
     (already taken into account above)                                                                                        0.0
                                       ---------------------------------------------------------------------------------------------
    Net Income (loss) B/4 NOL (4)            (41.1)   (57.3)  (30.0)   (6.0)   28.4    68.3   119.8   184.7   237.7   312.7  818.2
    NOL Carryforward (8)       (28.0)        (28.0)   (89.1) (126.4) (156.4) (162.4) (134.0)  (64.7)    0.0     0.0     0.0
                        ---------------------------------------------------------------------------------------------------
    Net Income (Loss)          (28.0)        (69.1)  (126.4) (158.4) (162.4) (134.0)  (64.7)  (85.1)  184.7   237.7   312.7
    Tax Rate (3), (7)             35%           35%      35%     35%     35%     35%     35%     35%     35%     35%     35%
S                                      ---------------------------------------------------------------------------------------------
C   Tax                                        0.0      0.0     0.0     0.0     0.0     0.0    18.3    64.6    83.2   109.4  270.8
H
E   NPV of Tax at 8/98                                104.8
D   Discount Rate                 15%
U
L  OpTel and VPC Consolidated
E  --------------------------
    OpTel Taxable Income (per above)        (5)       (57.0)  (30.0)   (8.0)   28.4    89.3   119.0   184.7   237.7   312.7  868.0
C   First Year Interest Charge                         (1.1)                                                                  (1.8)
1   NOL Carryforward from 8/97              (5)       (59.1) (109.0) (139.0) (145.8) (117.5)   46.2     0.0     0.0     0.0
    VPC Income (2)                          (5)        14.7     0.0     0.0     0.0     0.0     0.0     0.0     0.0     0.0   14.7
                                       ---------------------------------------------------------------------------------------------
    Consolidated Taxable Income                0.0   (109.9) (139.9) (145.9) (117.5)  (48.2)   71.8   154.7   237.7   312.7  245.3
    Tax Rate (3), (7)             35%           35%      35%     35%     35%     35%     35%     35%     35%     35%     35%
                                       ---------------------------------------------------------------------------------------------
    Tax                                        0.0      0.0     0.0     0.0     0.0     0.0    25.1    64.6    83.2   109.4  282.0

    NPV of Tax at 8/98                                104.0
    Discount Rate                 15%

   Difference
   ----------
    NPV of Incremental Tax (1)                 2.9                                            Unaccounted Tax Cost             5.8
                                                                                                                         =========

   Footnotes and Assumptions:
   -------------------------
    1 Assumes that OpTel would otherwise be able to use its tax losses, but only at a future time, so the economic cost in OpTel is the NPV of the additional taxes it will bear in the future.
    2 Assumes an VPC expense and only income is note from Optel ($110 million principal less conversion of 12 million to such time 15% interest rate). On 9/1/98 convert remaining notes.
    3  Considers only US Federal Income taxes; state taxes ignored.
    4 Assumes no material book-tax difference in OpTel's Income, or that any material depreciation differences will reverse by the time the NOLs are estimated.
    5 Model does not take into account VPC's separate 8/97 Income, since the tax sharing of that amount has already been taken into account in the prior shareholder settlement.
    6  Per projections provided by Claude Bernier on 4/23/97.
    7 This model ignores the affect of alternative minimum tax, which is believed to be immaterial.
    8 The August, 1998 tax returns are not yet finished, thus the NOL carryforward amounts are estimates.